UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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AMGEN INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[Subsequent to this filing, the following letter was sent by Amgen Inc. to certain institutional holders of Amgen Inc. common stock. We encourage our stockholders to similarly consider this letter when casting their vote.]

April «    », 2017

«SALUTATION» «FIRSTNAME» «LASTNAME»

«COMPANYNAME»

«ADDRESS»

«ADDRESS2»

«CITY», «STATE» «ZIPCODE»

Dear «SALUTATION» «LASTNAME»:

Thank you for your investment in Amgen. By now, you should have received the proxy statement for our upcoming 2017 Annual Meeting of Stockholders to be held on May 19, 2017. I would like to ask for your support by voting with the following recommendations of our Board of Directors:

FOR each Director Nominee	Item 1:	Election of 13 directors to serve on our Board of Directors for a term of office expiring at the 2018 annual meeting of stockholders.
FOR	Item 2:	Ratification of the selection of Ernst & Young LLP as our independent registered public accountants for the fiscal year ending December 31, 2017.
FOR	Item 3:	Advisory vote to approve our executive compensation.
ONE YEAR	Item 4:	Advisory vote on the frequency of future stockholder advisory votes to approve executive compensation.
AGAINST	Item 5:	Stockholder proposal to adopt majority votes cast standard for matters presented by stockholders.

As you consider your vote, I would like to provide a snapshot of our achievements in 2016 and a summary of our compensation practices and corporate governance developments:

We delivered on our financial performance goals and invested for long-term growth while returning substantial capital to our stockholders.

•	We grew revenues by 6% over 2015 to $23 billion and our GAAP net income increased 11% to $7.7 billion in 2016.

•	Our three-year total shareholder return, or TSR, outperformed the TSRs of the Standard and Poor’s 500 Index for the same period.

•

We continued to execute on the transformation and process improvement efforts announced in 2014 and, since that time, have realized approximately $1.2 billion of transformation and process improvement savings, the majority of which was reinvested in product launches, clinical programs and external business development.

•

Our strong cash flows and balance sheet (along with our successful execution of our transformation efforts) allowed continued investment for long-term growth through internal research and development (investing $3.8 billion in 2016) and external business development transactions, while simultaneously providing substantial returns to stockholders in the form of dividends ($3 billion) and stock repurchases ($3 billion). Further, our dividend increased by 27% per share over 2015 and over 257% since its inception in 2011.

April «    », 2017

We executed product and delivery system launches and significantly advanced our pipeline.

•	2016 was the first full year that we have been able to provide patients with six innovative products launched in 2015 (Repatha®, Kyprolis®, BLINCYTO®, IMLYGIC®, Neulasta® On-Pro® Kit, and Corlanor®).

•

Supportive of our Repatha® launch, we also announced the results from a number of significant Phase 3 studies, including positive results from a coronary imaging study of Repatha®, which showed significant reductions in the volume of coronary artery plaque in patients who were given Repatha® on top of optimized statin therapy. In early 2017, we announced that the landmark cardiovascular outcomes trial showed a marked reduction in the risk of cardiovascular events, including heart attacks and strokes, in high-risk patients taking Repatha® in addition to statins. No new safety concerns were identified in either trial.

•

We reported the results of many important clinical trials, including three positive Phase 3 trials in our bone health therapeutic area and three successful pivotal studies in our neuroscience area, and we have a number of programs nearing key regulatory milestones.

Our executive compensation is aligned with our business strategy and is performance based.

•	Target Median: We target compensation at the 50th percentile, or median, of our peer group for all elements of compensation.

•

Linked to Strategy: Our compensation program is directly linked to our strategy. Each year, our Compensation and Management Development Committee approves Company performance goals that are designed to focus our staff on delivering on our financial and operational objectives to drive annual performance, facilitate the execution of our strategic priorities and position us for longer-term success.

•	Pay for Performance: We pay for performance, and pay outcomes reflect the achievements of our Named Executive Officers against our short- and long-term performance.

•

Performance Based Compensation: As a consequence, ~69% of our other Named Executive Officers’ 2016 target direct compensation and ~75% of my target direct compensation was based solely on our Company’s performance (paid in the form of annual cash incentive awards based on our annual Company performance goals, stock options, and performance units to be paid based on the Company’s performance over a three-year performance period).

•

Mindful of Stockholder Dilution: We are mindful of stockholder dilution. We regularly review dilution and the rates at which we grant long-term incentive equity awards and the resulting potential dilutive effect has decreased over the last five years and is consistent with that of our peer group.

We have implemented compensation best practices, including:

•	A clawback policy and our incentive cash compensation plans contain recoupment provisions.

•	Robust stock ownership and retention guidelines.

•	No defined benefit pension or supplemental executive retirement plan benefits or “above-market” interest on deferred compensation.

April «    », 2017

We are committed to corporate governance best practices that are informed by extensive stockholder engagement and feedback.

•

Independent Board: We have a highly-engaged, experienced and independent board; 12 of the 13 director candidates are independent and we are committed to Board refreshment, with seven new directors having joined our Board in the last five years.

•

Lead Independent Director: We have a lead independent director role with substantial and specific duties, and the independent directors have elected Robert A. Eckert to serve as the lead independent director for a second term.

•

Stockholder Engagement: We have a long-standing practice of stockholder engagement, and in addition to outreach to investors by our executives and our Investors Relations department, we have engaged in governance-focused outreach activities and discussions with stockholders comprising approximately 52% of our outstanding shares since our 2016 annual meeting of stockholders.

We recommend a vote AGAINST the stockholder proposal to adopt majority votes cast standard for matters presented by stockholders.

I am also asking for your vote against the stockholder proposal to amend our governing documents to adopt majority votes cast standard for matters presented by stockholders. Our Board opposes this proposal for the following reasons:

•

Our stockholder approval standard and vote counting methodology of including abstentions adheres to Delaware law and applies identically to management-sponsored proposals and stockholder-sponsored proposals.

•	Since stockholders are made aware of the treatment and effect of abstentions, counting abstention votes effectively honors the intent of our stockholders.

•	Faced with similar proposals in our proxy statement for a number of years, stockholders overwhelmingly did not support the adoption of the proposed vote counting methodology.

Our Board has a history of responsiveness to stockholder feedback. We have an annually-elected board, utilize majority voting in non-contested elections, provide stockholders with the right to act through a special meeting and by written consent, and, a proxy access right for stockholders.

I realize there are many demands on your time and want to thank you for your attention to these important issues. We would welcome the opportunity to discuss any of the voting matters in our proxy statement with you. Please do not hesitate to contact Arvind Sood, Vice President, Investor Relations, by telephone at (805) 447-1060 or via email at investor.relations@amgen.com with any questions.

Sincerely,

Robert A. Bradway

Chairman of the Board,

Chief Executive Officer and President

«SECONDNAME»